Exhibit 5.2

August 5, 2010

Express GC, LLC

1 Express Drive

Columbus, OH 43230

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Express GC, LLC, an Ohio limited liability company (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $250,000,000 in aggregate principal amount of the Issuers’ (as defined below) 8 3/ 4% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes are to be issued by Express, LLC, a Delaware limited liability company, and Express Finance Corp., a Delaware corporation (together with Express, LLC, the “Issuers”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 5, 2010, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuers under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”), along with other guarantors. The Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture with respect to 8 3/4% Senior Notes due 2018, dated as of March 5, 2010, as supplemented (as may be further amended or supplemented from time to time, the “Indenture”), among the Issuers, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the Articles of Organization and Amended Operating Agreement and Declaration of the Guarantor, (ii) the minutes of a meeting of the board of managers of the Guarantor with respect to the issuance of the Guarantee, (iii) the Registration Statement and (iv) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the certificate of Guarantor executed by an authorized officer of Guarantor and dated August 5, 2010.

Express GC, LLC

August 5, 2010

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any law except the laws of the State of Ohio and the Ohio case law decided thereunder and (ii) the “Blue Sky” laws and regulations of Ohio. In particular, we express no opinion regarding any statutes, laws, ordinances, orders, decrees, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision or concerning tax or tax effects.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Guarantor is a limited liability company duly organized, existing and in good standing under the laws of the State of Ohio.

2.	The Guarantor has the corporate power under its Articles of Organization, Amended Operating Agreement and Declaration and Chapter 1705 of the Ohio Revised Code to enter into and perform its obligations under the Guarantee.

3.	The Indenture has been duly authorized, executed and delivered by the Guarantor.

4.	The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the Articles of Organization and Amended Operating Agreement and Declaration of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Ohio.

5.	No consent, waiver, approval, authorization or order of any State of Ohio court or governmental authority of the State of Ohio is required for the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Ohio be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

Express GC, LLC

August 5, 2010

We hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Vorys, Sater, Seymour and Pease LLP

Vorys, Sater, Seymour and Pease LLP